CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors,

BIRDIE WIN CORPORATION

D109, Level 1, Block D

Kelana Square, Jalan SS 7/26

47301 Petaling Jaya

Selangor, Malaysia

We consent to the inclusion in the Registration Statement on Form S-1 of Birdie Win Corporation, of our report date August 27, 2021, relating to our audit of the consolidated balance sheets of Birdie Win Corporation as of July 31, 2021 and the related consolidated statements of operation and comprehensive, stockholders’ equity, and cash flows for period from inception on April 16, 2021 to July 31, 2021.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

 /s/JP CENTURION & PARTNERS PLT

JP CENTURION & PARTNERS PLT

KUALA LUMPUR, MALAYSIA

August 27, 2021